UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2016

HCA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11239	27-3865930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Park Plaza, Nashville, Tennessee		37203
(Address of Principal Executive Offices)		(Zip Code)

(615) 344-9551

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Senior Secured Term Loan Credit Facility

On March 18, 2016, HCA Inc. (“HCA”), a direct, wholly owned subsidiary of HCA Holdings, Inc., entered into a joinder agreement (the “Joinder Agreement”) to replace its existing senior secured term B-5 loan credit facility maturing on March 31, 2017 (the “Tranche B-5 Term Loan Facility”) with a new $1.50 billion senior secured term B-6 loan credit facility maturing on March 18, 2023 (the “Tranche B-6 Term Loan Facility”) on substantially the same terms as the Tranche B-5 Term Loan Facility, other than (i) borrowings under the Tranche B-6 Term Loan Facility will bear interest at LIBOR plus an applicable margin of 3.25% or a base rate plus an applicable margin of 2.25%, (ii) amortization payments on the aggregate principal amount of the Tranche B-6 Term Loan Facility are equal to 0.25% payable at the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2016 and (iii) any prepayment of term loans under the Tranche B-6 Term Loan Facility in connection with a repricing transaction occurring on a date that is prior to the date that is twelve months after the effective date of the Joinder Agreement will be subject to a prepayment premium equal to 1.00% of the principal amount of any such term loans.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Joinder Agreement, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 4.1	Joinder Agreement No. 2, dated as of March 18, 2016, by and among HCA Inc., as borrower, the guarantors party thereto, Bank of America, N. A., as administrative agent and collateral agent and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ David G. Anderson
David G. Anderson Senior Vice President- Finance

Date: March 18, 2016

EXHIBIT INDEX

Exhibit 4.1	Joinder Agreement No. 2, dated as of March 18, 2016, by and among HCA Inc., as borrower, the guarantors party thereto, Bank of America, N. A., as administrative agent and collateral agent and the lenders party thereto.